Exhibit 10.20
LEASE EXPANSION AND AMENDING AGREEMENT
THIS AGREEMENT is dated for reference the 16th day of August, 2005
BETWEEN:
2725312 CANADA INC.
a body corporate having its head office at
Suite 1800, Four Bentall Centre
1055 Dunsmuir Street,
Vancouver, British Columbia, V7X 1B1
(the “Landlord”)
OF THE FIRST PART
AND:
LULULEMON ATHLETICA INC.
a body corporate having a head office at
1945 McLean Avenue,
Vancouver, British Columbia, V5N 3S7
(the “Tenant”)
OF THE SECOND PART
WHEREAS:
A.   By a lease made the 21st day of October, 2004 (the “Lease”), the Landlord leased to the Tenant for a term (the “Term”) of three (3) years, commencing on the 1st day of February, 2005 and ending on the 31st day of January, 2008, certain premises containing an area of approximately 32,400 square feet (the “Existing Premises”), on the main floor of the Landlord’s building (the “Building”) civically described 2955 Hebb Street, Vancouver, British Columbia, all upon the further terms and conditions contained in the Lease;
B.   The parties have agreed that the Tenant shall lease from the Landlord additional premises (the “Additional Premises”) located on the main floor of the Building and containing an area of approximately 21,000 square feet for a term of two (2) years and eleven (11) months, commencing on the 1st day of March, 2005 and ending on the 31st day of January, 2008; and
C.   The parties have agreed to amend the Lease as herein set out.
WITNESS that in consideration of the covenants and agreements hereinafter contained, the Landlord and the Tenant hereby agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION
1.1.   The parties confirm that the recitals to this Agreement are true and correct in substance and in fact.
1.2.   Capitalized terms used in this Agreement and not defined herein shall have the meaning set out in the Lease.
PART 2
EXPANSION OF PREMISES
2.1.   The Landlord demises and leases unto the Tenant and the Tenant demises and leases from the Landlord the Additional Premises shown cross-hatched on the plan attached to this Agreement. With respect to the leasing of Additional Premises the parties hereto hereby covenant, acknowledge and agree that:
(a)	the Tenant will accept the Additional Premises in an “as is, where is” condition excepting only the following which the Landlord will provide and install at the Landlord’s expense in coordination with the Tenant’s fixturing of the Additional Premises and in accordance with building standards:
(i)	demising walls in the approximate location indicated on the plan attached hereto;

(ii)	exit corridors and doors in accordance with the applicable municipal building codes;

(iii)	ensure that the existing metal halide light fixtures within the Additional Premises are in proper working order;

(iv)	access to male and female washrooms in the location indicated on the plan attached hereto, and ensure that such washrooms are in proper working order;

(v)	access to three (3) existing loading docks, as indicated on the plan attached hereto and ensure that the existing loading doors and levelers for such loading docks are in proper working order; and

(vi)	ensure that the existing roof, plumbing, electrical, mechanical and HVAC systems and structural components of the Additional Premises are in proper working order and good repair until the expiry of the Additional Premises Term (as defined herein);
(b)	except as provided in subparagraph (a) above, the Landlord has no further responsibility or liability for making any renovations, alterations or improvements in or to the Additional Premises. The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Additional Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables;

(c)	all further renovations, alterations or improvements in or to the Additional Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and are subject to the Landlord’s prior written approval and shall be made in accordance with the provisions of the Lease and the Broadway Tech Centre Tenant Guidelines Manual (the “Tenant’s Work”). It is understood and agreed that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Additional Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval;

(d)	the Tenant shall be entitled to a fixturing period in respect of the Additional Premises (the “Additional Premises Fixturing Period”) commencing on October 21, 2004 and ending February 28, 2005 for the purposes of completing the Tenant’s Work so that the Additional Premises are ready for the Tenant’s day to day business. All terms of the Lease shall be applicable from the date the Tenant takes possession of the Additional Premises save for the payment of all Rent which shall be payable as of March 1, 2005. The Additional Premises Fixturing Period shall only apply to the Additional Premises and for greater certainty, all Rent shall continue to be payable on the Existing Premises in accordance with the terms of the Lease. The Tenant acknowledges and agrees that no construction or demolition work shall commence in respect of the Additional Premises until proof of the Tenant’s insurance has been provided to, and such work has been approved by, the Landlord;

(e)	the term of the Lease for the Additional Premises (the “Additional Premises Term”) shall be two (2) years and eleven (11) months, commencing on the 1st day of March, 2005 and ending on the 31st day of January, 2008 and all other terms and conditions contained in the Lease shall apply to the Additional Premises, except as amended by Part 3 of this Agreement, as and from March 1, 2005;

(f)	the Gross Rent payable in respect of the Additional Premises during the Additional Premises Term shall be in the amount of $157,500.00 per year calculated on the basis of $7.50 per square foot of Rentable Area of the Additional Premises; and

(g)	the Lease shall be amended pursuant to the amendments contained in Part 3 of this Agreement.

PART 3
AMENDMENTS TO LEASE
3.1.   The parties acknowledge and agree that as and from the 1st day of March, 2005, the Lease is amended as follows:
(a)	Section 1.13 of the Lease is deleted in its entirety and replaced with the following:

“1.13. PREMISES

“Premises” means:
(i) that portion of the main floor of the Building comprised of approximately 32,400 square feet of Rentable Area as shown outlined in red on the plan attached to this Lease as Schedule “C” hereto (the “Original Premises”); and

(ii) that portion of the main floor of the Building comprised of approximately 21,000 square feet of Rentable Area as shown outlined in red on the plan attached to this Lease as Schedule “C-1” hereto (the “Additional Premises”).
The exterior face of the Building is expressly excluded from the Premises and reserved for the Landlord.”;

(b)	Section 2.1 of the Lease is deleted in its entirety and replaced with the following:

“2.1 Premises

The Rentable Area of the Premises known as Main floor, 2955 Hebb Street, Vancouver, British Columbia is approximately fifty three thousand four hundred (53,400) square feet subject to final determination by the Landlord’s Architect. The certificate of measurement prepared by the Landlord’s Architect shall be final and binding upon the parties hereto as to such Rentable Area.”;

(c)	Section 3.1 of the Lease is amended by deleting the first sentence in its entirety and replacing it with the following:

“The Term of this Lease shall be as follows:
(a)	Original Premises — for a period of three (3) years commencing on the 1st day of February, 2005 (the “Commencement Date”) and to be fully completed and ended on the 31st day of January, 2008; and

(b)	Additional Premises — for a period of two (2) years and eleven (11) months commencing on the 1st day of March, 2005 and to be fully completed and ended on the 31st day of January, 2008.”;

(d)	Section 4.1 is amended by adding the following as a second paragraph:

“The Landlord acknowledges receipt from the Tenant of $28,087.50 (the “Additional Premises Deposit”) to be held without interest for application by the Landlord firstly to the first month’s Gross Rent payable under the Lease (including goods and services tax) with respect to the Additional Premises, with the balance to be held as security for the due and proper performance by the Tenant of all the terms, covenants and conditions of this Lease, including the payment of all Rent due hereunder. Such of the Additional Premises Deposit as then remains outstanding and unapplied by the Landlord shall be repaid by the Landlord to the Tenant without interest within ninety (90) days of the expiration of the Term. Notwithstanding the foregoing, if the Tenant fails to execute and return the Lease Extension and Amending Agreement dated for reference August 16, 2005 within ten (10) days of receipt thereof from the Landlord, the Landlord may, at its sole option, terminate this Lease in respect of the Additional Premises, whereupon the Additional Premises Deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.”;

(e)	Section 4.2 of the Lease is deleted in its entirety and replaced with the following:

“4.2 GROSS RENT

From and after the Commencement Date, the Tenant shall pay a gross annual rent (herein called “Gross Rent”) based upon the rate of $7.50 per square foot of the Rentable Area of the Premises, payable as follows:
(a)	from February 1, 2005 to and including February 28, 2005, Gross Rent of $243,000.00 per year (in respect of 32,400 square feet only); and

(b)	from March 1, 2005 to and including January 31, 2008, Gross Rent of $400,500.00 per year (in respect of 53,400 square feet).
Such Gross Rent, together with any adjustment of rent provided for herein then in effect, shall be due and payable in twelve (12) equal installments on the 1st day of each calendar month during the initial Term of this Lease and any extensions or renewals hereof, and the Tenant hereby agrees to pay such Gross Rent to the Landlord at the Landlord’s address as provided herein (or such Other address as may be designated from time to time) monthly, in advance, without demand. If the Term of this Lease as heretofore established commences on other than the 1st day of the month or terminates on other than the last day of the month, then the installment or installments so pro rated shall be paid in advance. Goods and services tax of seven percent (7%) shall be added to any Gross Rent amounts payable.”;

(f)	Section 10.4 of the Lease is amended by adding the following as a second paragraph:

“Notwithstanding the foregoing, at the expiry or earlier termination of this Lease, the Tenant will be required to remove its leasehold improvements, furniture, equipment, inventory and all wiring/cabling installed by the Tenant from the Additional Premises and make good any damage caused by such removal at its expense.”;

(g)	Section 15.11 of the Lease is amended as follows:
(i)	subsection 15.11(a) is amended by adding the following as a third paragraph:

“The Tenant shall be responsible for its own improvements to the Additional Premises and shall have a Rent free period (the “Additional Premises Fixturing Period”) commencing October 21, 2004 and ending February 28, 2005 for the purposes of conducting the Tenant’s Work in respect of the Additional Premises. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning (“HVAC”) in respect of the Additional Premises because of the nature of its business, in excess of those already provided to the Additional Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities or HVAC, professionally designed and supervised, subject to the Landlord’s prior approval. The Tenant’s Work is subject to the Landlord’s prior written approval and shall be made in accordance with the Broadway Tech Centre Tenant Guidelines Manual. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems in respect of the Additional Premises. All costs associated with the Tenant’s Work shall be borne solely by the Tenant, including design and consultant’s fees and permits. The Tenant will be responsible for obtaining all necessary approvals and building permits from regulatory authorities for the commencement and completion of the Tenant’s Work in respect of the Additional Premises. No Tenant’s Work in respect of the Additional Premises shall commence until the Landlord receives proof of the Tenant’s insurance. All terms of this Lease shall be applicable to the Additional Premises from the date the Tenant takes possession of the Additional Premises save for the payment of Gross Rent which shall be payable as of March 1, 2005.”; and

(ii)	subsection 15.11(c) is amended by adding the following as the last sentence:

“Notwithstanding the foregoing, the Landlord and the Tenant hereby acknowledge and agree that the Tenant shall be invoiced for its Proportionate Share of electricity, gas, water, janitorial and garbage disposal services consumed within the Additional Premises and the parking charges provided for herein.”; and

(h)	The plan attached hereto is hereby added to and shall become Schedule “C-1” to the Lease.
PART 4
MISCELLANEOUS PROVISIONS
4.1.   The Landlord may obtain an architect’s certificate as to the new Rentable Area of the expanded Premises and the Gross Rent, Additional Rent and all other sums payable as Rent under the Lease, the calculation of which is affected by the change in area, shall be adjusted retroactive to March 1, 2005 to give effect to the certified area.
4.2.   The Tenant represents and warrants that it has the right, full power and authority to agree to these amendments to the Lease, and other provisions contained in this Agreement.
4.3.   The parties confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect, except as modified by this Agreement.
4.4.   This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set out above.

The Landlord: 2725312 CANADA INC.
Per:	/s/ illegible
(Authorized Signatory)

Per:
(Authorized Signatory)

The Tenant: LULULEMON ATHLETICA INC.
Per:	/s/ Brian Bacon
(Authorized Signatory)

Per:
(Authorized Signatory)

I/We have the authority to bind the corporation.